UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 26, 2015

Date of Report (Date of earliest event reported)

SYCAMORE NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27273	04-3410558
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

300 Brickstone Square, Suite 201

Andover, MA 01810

(Address of principal executive offices)

(Zip code)

Registrant’s telephone number, including area code: (978) 662-5245

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement

As previously reported, on October 10, 2014, Sycamore Networks, Inc. (the “Company”) entered into a Purchase and Sale Agreement, as amended on February 24, 2015, relating to the sale of approximately 102 acres of undeveloped land located in Tyngsborough, Massachusetts (the “Tyngsborough Land”) to Princeton Tyngsborough Commons LLC (“Buyer”) for a total purchase price of $2.5 million (the “Purchase Agreement”). On March 27, 2015, in connection with the matter involving certain abutters of the Tyngsborough Land, as described more fully under “Item 8.01: Other Information” below, the Company and Buyer entered into a Second Amendment to Purchase and Sale Agreement (the “Second Amendment”) providing for, among other things, an extension of the closing date to March 30, 2015. On March 30, 2015, the Company and Buyer entered into a Third Amendment to Purchase and Sale Agreement (the “Third Amendment”) providing for, among other things, (i) an extension of the closing date to the earlier of July 31, 2015 or the 30th day following the date upon which Buyer is able to obtain from its title insurance company a commitment to issue an owner’s policy of title insurance satisfying certain conditions set forth in the Third Amendment; (ii) the Company and Buyer to cooperate in good faith in connection with the matter involving certain abutters of the Tyngsborough Land, as described more fully under “Item 8.01: Other Information” below; and (iii) Buyer to deposit an additional $50,000 with the escrow agent to be credited to the purchase price at closing. The terms of the Purchase Agreement, as amended, provide that in the event that Buyer defaults on its obligation to complete the transaction, the Company will retain the entire amount of the deposits, which totalled $350,000 as of April 1, 2015.

Copies of the Second Amendment and Third Amendment are attached as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The descriptions of the Purchase Agreement, the Second Amendment and the Third Amendment in this Current Report are summaries and are qualified in their entirety by reference to the complete text of such agreements. For further information regarding the transaction, please see Item 1.01 of the Company’s Current Report on Form 8-K filed on October 17, 2014 and the terms and conditions of the Purchase Agreement filed as Exhibit 10.1 thereto; Item 1.01 of the Company’s Current Report on Form 8-K filed on February 26, 2015 and the terms and conditions of the first amendment to the Purchase Agreement filed as Exhibit 10.1 thereto; the Company’s Annual Report on Form 10-K for the year ended July 31, 2014 filed on October 27, 2014; the Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 25, 2014 filed on December 4, 2014; and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended January 24, 2015 filed on March 9, 2015.

The closing of the sale is subject to certain conditions and obligations of the parties prior to closing, some of which are outside of the Company’s control and, accordingly, there can be no assurance when or if such closing will occur. If the Purchase Agreement is terminated, there can be no assurance of when, if ever, the Company will be able to sell the Tyngsborough Land. The inability to sell the Tyngsborough Land may delay the completion of the Company’s liquidation and related distributions to its stockholders.

Item 8.01: Other Information

On March 26, 2015, Franklin Equities, LLC and FE Potash 100, LLC (together, the “Plaintiffs”), abutters of the Tyngsborough Land, filed a complaint (the “Complaint”) in the Land Court Department of the Trial Court of the Commonwealth of Massachusetts against the

Company and Charles McAnsin Associates, A Limited Partnership. The Complaint asserts that pursuant to a Reciprocal Easement Agreement, dated as of November 23, 1998 (the “Easement Agreement”), by and between predecessors-in-title of the Plaintiffs and the Company as owners of certain real property (including, in the case of the Company and its predecessor-in-title, several lots constituting the Tyngsborough Land), the parties thereto agreed to give each other easements for vehicular access over a certain road. The Complaint further asserts that by an amendment to the Easement Agreement, dated as of October 30, 2000, the parties removed all but one lot owned by the Company’s predecessor-in-title from within the purview of the Easement Agreement, and that consequently the Company has the right to use of only a portion of the road and with respect to the single lot only.

The Complaint states a claim to quiet title, and seeks relief in the form of 1) a declaration that that the Company has the right as appurtenant to the single lot to use the road for access to that lot, 2) a declaration that the Company has no appurtenant right to use the disputed section of the road for any purpose, 3) a declaration that the Company’s only right to use the disputed section of the road is the right appurtenant to the single lot, 4) a declaration that a development proposed on the Tyngsborough Land would not have access over the disputed section of the road and 5) an award of Plaintiffs’ costs. The Company intends to vigorously contest the claims set forth in the Complaint.

Item 9.01: Financial Statements and Exhibits

Exhibit Number	Description

10.1	Second Amendment to Purchase and Sale Agreement, dated as of March 27, 2015, by and between Sycamore Networks, Inc. and Princeton Tyngsborough Commons LLC.

10.2	Third Amendment to Purchase and Sale Agreement, dated as of March 30, 2015, by and between Sycamore Networks, Inc. and Princeton Tyngsborough Commons LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sycamore Networks, Inc.

By:	/s/ David Guerrera
David Guerrera
President, General Counsel and Secretary
(Duly Authorized Officer and Principal Executive Officer)

Dated: April 1, 2015